HAWAIIAN  CEMENT
	AND  SUBSIDIARY

	Consolidated Financial Statements

	June 30, 1994, 1993 and 1992

	(With Independent Auditors' Reports Thereon)

















Independent Auditors' Report







To the Partners
Hawaiian Cement:

We have audited the accompanying consolidated balance sheets of Hawaiian Cement (a partnership) and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of income, changes in partners' capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying statements of income, changes in partners' capital, and cash flows of Hawaiian Cement and subsidiary for the year ended June 30, 1992, were audited by other auditors whose report thereon dated
August 18, 1992, expressed an unqualified opinion on those consolidated statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1994 and 1993 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Cement and subsidiary as of June 30, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




KPMG Peat Marwick LLP

Honolulu, Hawaii
August 17, 1994












REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Hawaiian Cement

We have audited the accompanying consolidated statements of income, changes in partners' capital and cash flows of Hawaiian Cement (a partnership) and subsidiary for the year ended June 30, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of income, changes in parners' capital and cash flows are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of income, changes in partners' capital and cash flows. An audit also includes assesing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of income, changes in partners' captial and cash flows. We believe that our audit of the consolidated statements of income, changes in partners' capital and cash flows provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Hawaiian Cement and subsidiary for the year ended June 30, 1992, in conformity with generally accepted accounting principles.



Coopers & Lybrand

Honolulu, Hawaii
August 18, 1992





















HAWAIIAN  CEMENT
AND  SUBSIDIARY

Consolidated Balance Sheets

June 30, 1994 and 1993


Assets                                              1994           1993

Current assets:

Cash                                           $ 1,374,484        190,723

Receivables:
  Trade, less allowance for doubtful
    accounts of $557,543 in 1994
    and $552,830 in 1993                         7,689,811      9,589,348
  Other                                            405,167        170,684
                                                 8,094,978      9,760,032

Inventories (note 2)                             9,806,944     12,274,960

Prepaid expenses                                   975,814        529,967

Total current assets                            20,252,220     22,755,682

Property, plant and equipment, net (note 3)     68,302,288     70,846,663

Goodwill, net of accumulated amortization
  of $181,675 in 1994 and $153,725 in 1993         936,298        964,248

Intangible pension asset (note 7)                  652,805        626,676

Other assets                                       366,399        506,311

                                              $ 90,510,010     95,699,580

Liabilities and Partners' Capital

Current liabilities:

Accounts payable and accrued liabilities         6,043,649      6,634,948

Due to Lone Star Industries, Inc. (note 4)           -            423,857

Current portion of notes payable (note 5)        6,100,000      8,000,000

Total current liabilities                       12,143,649     15,058,805

Notes payable, excluding current
  portion (note 5)                               9,400,000     11,000,000

Pension liability (note 7)                       1,051,909        739,993

Total liabilities                               22,595,558     26,798,798

Partners' capital                               67,914,452     68,900,782

Commitments and contingencies
  (notes 6, 7, 8 and 9)

                                              $ 90,510,010     95,699,580



See accompanying notes to consolidated financial statements.





HAWAIIAN  CEMENT
AND  SUBSIDIARY

Consolidated Statements of Income

Years ended June 30, 1994, 1993 and 1992


                                              1994       1993       1992

Sales, net of freight of $5,880,962
  in 1994, $5,427,719 in 1993
  and $6,475,000 in 1992                 $ 84,004,812  98,942,036 101,055,573

Cost of goods sold                         64,202,510  76,422,486  78,141,715

Gross profit                               19,802,302  22,519,550  22,913,858

Operating expenses:

General and administrative                  4,931,767   4,360,884   3,999,542

Selling                                       940,361   1,016,158     968,422

                                            5,872,128   5,377,042   4,967,964

Income from operations                     13,930,174  17,142,508  17,945,894

Other income (expense):

Interest expense                           (1,243,202) (1,476,017) (1,361,021)

Interest income                                70,890      72,192     115,742

Loss on abandonment of Waikapu
  Quarry (note 3)                                -            -    (1,088,652)

Other, net                                    410,067     651,590     398,241

                                             (762,245)   (752,235) (1,935,690)

Net income                               $ 13,167,929  16,390,273  16,010,204



See accompanying notes to consolidated financial statements.








HAWAIIAN  CEMENT
AND  SUBSIDIARY

Consolidated Statements of Changes
in Partners' Capital

Years ended June 30, 1994, 1993 and 1992



                              Adelaide
                              Brighton                    Lone Star
                               Cement          KCOR     Hawaii Cement
                             (Hawaii),Inc.  Corporation  Corporation   Total

Balance, July 1, 1991      $  28,622,075   28,049,633    572,441   57,244,149

Net income                     8,005,102    7,845,000    160,102   16,010,204
Distributions to partners     (5,250,000)  (5,145,000)  (105,000) (10,500,000)
Additional pension liability
  (note 7)                      (134,335)    (131,648)    (2,686)    (268,669)

Balance, June 30, 1992     $  31,242,842   30,617,985    624,857   62,485,684

Partnership interest,
  June 30, 1992                   50%          49%          1%        100%


Balance, July 1, 1992         31,242,842   30,617,985    624,857   62,485,684

Net income                     8,195,136    8,031,234    163,903   16,390,273
Distributions to partners     (5,046,200)  (4,930,322)  (115,878) (10,092,400)
Additional pension liability
  (note 7)                        58,613       57,440      1,172      117,225

Balance, June 30, 1993     $  34,450,391   33,776,337    674,054   68,900,782

Partnership interest,
  June 30, 1993                  50%          49%           1%        100%

Balance, July 1, 1993         34,450,391  33,776,337     674,054   68,900,782

Net income                     6,583,965   6,490,612      93,352   13,167,929
Distributions to partners     (7,000,000) (6,900,000)   (100,000) (14,000,000)
Additional pension liability
  (note 7)                       (77,130)    (77,129)       -        (154,259)
Transfer of 1% interest
  from Lone Star Hawaii Cement
  Corporation to KCOR Corporation   -        667,406    (667,406)        -

Balance, June 30, 1994     $  33,957,226  33,957,226        -      67,914,452

Partnership interest,
  June 30, 1994                  50%         50%            -%         100%



See accompanying notes to consolidated financial statements.








HAWAIIAN  CEMENT
AND  SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended June 30, 1994, 1993 and 1992



                                           1994          1993          1992

Cash flows from operating activities:

Cash received from customers         $ 85,669,866    99,467,676   102,077,162
Cash paid to suppliers, employees
  and others                          (61,300,294)  (75,166,025)  (73,796,082)
Interest received                          70,890        72,192       115,742
Interest paid                          (1,220,941)   (1,471,990)   (1,511,269)

Net cash provided by operating
  activities                           23,219,521    22,901,853    26,885,553

Cash used in investing activities -
  capital expenditures for property,
  plant and equipment                  (4,535,760)   (9,684,636)  (22,895,749)

Cash flows from financing activities:

Proceeds from borrowings                1,000,000     1,000,000    48,000,000
Principal payments on borrowings       (4,500,000)   (6,000,000)  (42,000,000)
Distributions to partners             (14,000,000)  (10,092,400)  (10,500,000)

Net cash used in financing activities (17,500,000)  (15,092,400)   (4,500,000)

Net increase (decrease) in cash         1,183,761    (1,875,183)     (510,196)

Cash at beginning of year                 190,723     2,065,906     2,576,102

Cash at end of year                  $  1,374,484       190,723     2,065,906

Reconciliation of net income to net cash provided by operating activities:

Net income                             13,167,929    16,390,273    16,010,204

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization           7,108,085     7,047,290     6,110,851
Loss on abandonment of Waikapu Quarry       -             -         1,088,652

Changes in:
Receivables                             1,665,054       525,640       606,348
Inventories                             2,468,016     2,378,497      (164,650)
Prepaid expenses                         (445,847)      145,556      (215,453)
Intangible pension asset                  (26,129)       43,681      (173,779)
Other assets                              139,912        52,985      (405,831)
Accounts payable and accrued liabilities (591,299)   (3,363,761)    4,157,107
Due to Lone Star Industries, Inc.        (423,857)       31,633      (301,180)
Pension liability                         157,657      (349,941)      173,284

Net cash provided by operating
  activities                         $ 23,219,521    22,901,853    26,885,553


See accompanying notes to consolidated financial statements.







HAWAIIAN  CEMENT
AND  SUBSIDIARY

Notes to Consolidated Financial Statements

June 30, 1994, 1993 and 1992

(1)    Summary of Significant Accounting Policies

Organization and Operations

Hawaiian Cement (Partnership) was formed as a Hawaii partnership on May 7, 1985, by Lone Star Hawaii Cement Corporation, a wholly-owned subsidiary of Lone
Star Industries, Inc., Adelaide Brighton Cement (Hawaii), Inc. (ABC) and Angaston Holdings, Ltd. (Angaston) for the purpose of quarrying and selling aggregates and manufacturing and selling cement and ready mix concrete in Hawaii. The partnership agreement stipulates a term of 30 years and provides for the allocation of profits and losses in accordance with the respective partners' percentage of ownership.

In December 1989, Angaston Holdings, Ltd. and Lone Star Hawaii Cement Corporation transferred 14 percent and 35 percent interests in the Partnership, respectively, to KCOR Corporation, a wholly-owned subsidiary of Lone Star Industries, Inc. In April 1994, Lone Star Hawaii Cement
Corporation transferred its remaining 1 percent interest in the Partnership to KCOR Corporation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Partnership and its wholly-owned subsidiary, M. Funes Concrete, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Inventories

Inventories are stated at the lower of cost or market. Cost of finished goods and work in process inventories is determined using standard costs which approximate average costs. Cost of cement raw materials, supplies, and fuels is determined using the first-in, first-out method. Cost of raw material used for concrete and stores inventories is determined by the average cost method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the following estimated useful lives:

        Buildings                    5 - 40 years
        Machinery and equipment      5 - 20 years
        Automobiles and trucks       3 - 10 years

Significant expenditures which extend the useful life of existing assets are capitalized. Maintenance and repair costs are charged to operations.

Goodwill

Goodwill consists of the excess of purchase price over the fair value of net assets of businesses acquired and is amortized on a straight-line basis over 40 years. The Partnership assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through future operating cash flows of the acquired operation.

Income Taxes

Partnership income or loss is included in the individual partners' income tax returns and, accordingly, income taxes are not provided for in the accompanying consolidated financial statements. The Partnership files its tax returns on a calendar year basis.

Reclassifications

Certain 1992 amounts have been reclassified to conform with presentation in 1994 and 1993. Such reclassifications did not impact previously reported net income or partners' capital.

(2)    Inventories

Inventories consisted of the following at June 30, 1994 and 1993:

                                               1994               1993
Finished goods                            $ 2,823,589          2,947,434
Work in process and raw materials           2,760,304          5,214,362
Stores                                      2,230,942          2,240,823
Supplies and fuels                          1,992,109          1,872,341

                                          $ 9,806,944         12,274,960


(3)    Property, Plant and Equipment

Property, plant and equipment consisted of the following at June 30, 1994 and 1993:

                                              1994              1993
Land                                     $ 14,095,252         13,095,130
Leasehold interest                            614,326            614,326
Buildings and equipment                    87,511,393         83,048,070
Automobiles and trucks                     12,173,875         12,690,097
Construction in progress                    1,931,593          2,913,669
                                          116,326,439        112,361,292
Less accumulated depreciation and
  amortization                            (48,024,151)       (41,514,629)
                                        $  68,302,288         70,846,663




During fiscal 1992, the Partnership abandoned a quarry located in Waikapu, Maui and expensed the then remaining unamortized value of the license of approximately $814,000 and other costs related to the abandonment of the quarry of approximately $275,000.

(4)    Related Party Transactions

Due to Lone Star Industries, Inc. as of June 30, 1993 consists principally of insurance premiums paid by Lone Star Industries, Inc. on behalf of the Partnership.

The Partnership purchased raw materials amounting to approximately $4,500,000, $5,500,000 and $1,200,000, in 1994, 1993 and 1992, respectively, from
Adelaide Brighton Cement, Ltd. Terms and conditions of these purchases were consistent with those provided by unrelated parties.

(5)    Notes Payable

Notes payable consisted of the following at June 30, 1994 and 1993:

                                                     1994             1993

Borrowings under a $15,000,000 unsecured
revolving credit facility with interest
payable at maturity of each advance
(LIBOR rate of 5.688% at June 30, 1994).
The revolving period expires on December
31, 1995.  The Partnership has the option
to convert the revolving credit facility to
a term note commencing on January 1, 1996
(to mature in December 1999).Under the term
note, interest payments continue as structured
in the revolving period; principal is payable
in 16 quarterly installments.                   $    4,500,000     8,000,000

8.7% unsecured senior notes with interest
payable quarterly.  Annual principal payments
due as follows:  $1,600,000 in March 1995 and
1996; $1,300,000 annually in March from 1997
through 2002.                                       11,000,000    11,000,000

Total notes payable                                 15,500,000    19,000,000

Current portion of notes payable                     6,100,000     8,000,000

Notes payable, excluding current portion        $    9,400,000    11,000,000


Principal payments required on notes payable for each of the five years subsequent to June 30, 1994 and thereafter are summarized as follows:

             1995                        $ 6,100,000
             1996                          1,600,000
             1997                          1,300,000
             1998                          1,300,000
             1999                          1,300,000
             Thereafter                    3,900,000

                                        $ 15,500,000




The Partnership's $15,000,000 unsecured revolving credit facility and 8.7 percent unsecured senior notes contain various covenants including the maintenance of a specified tangible net worth, debt to tangible net worth ratio, current ratio, and debt service ratio. These agreements also contain restrictions on the incurrence of long-term debt, liens on assets, sale of assets, change in ownership structure and on distributions or loans to partners. The 8.7 percent unsecured senior notes place additional restrictions on the Partnership's ability to engage in sale and lease-back transactions and certain transactions with affiliates.

At June 30, 1994, the Partnership has available a $15,000,000 shelf credit facility. The facility is unsecured with various expiration dates as provided for by the shelf credit facility agreement.

(6)    Leases

Minimum rental commitments under noncancelable operating leases, principally pertaining to land, including quarries, buildings, and a barge are as follows:

                  1995                 $ 1,337,000
                  1996                   1,337,000
                  1997                   1,328,000
                  1998                   1,058,000
                  1999                   1,091,000
                  Thereafter to 2038    17,968,000

                                       $24,119,000

Rental expense in 1994, 1993 and 1992 approximated $1,291,000, $1,813,000 and
$2,007,000, respectively, including $111,000 in 1992 for the lease of a barge from Lone Star Industries, Inc. On August 13, 1992, Lone Star Industries, Inc. assigned its chartering rights relative to the barge to Pompano Marine Chartering, Inc., an unrelated company.

In addition to minimum rent, certain leases provide for the payment of executory costs such as property taxes, maintenance, and royalties on minerals extracted from quarries. For 1994, 1993 and 1992, total royalties amounted to approximately $1,041,000, $1,035,000 and $962,000, respectively, and are included in cost of goods sold in the accompanying consolidated financial statements. Certain leases include options for renewal of the leased property.

The Partnership's quarry leases provide that certain restorations be made to the quarries at the end of the respective lease terms. Amounts expensed in 1992 relating to future restoration costs of these quarries approximated $291,000. No similar amounts were expensed in 1994 or 1993.

(7)    Employee Benefit Plans

Pension Plans

Benefits provided under the Partnership's defined benefit pension plan for salaried employees are based on years of service and average final compensation. The Partnership's policy is to fund amounts as necessary on an actuarial basis to provide assets sufficient to meet the benefits to be paid to plan members in accordance with the requirements of ERISA. Contributions for salaried employees amounted to approximately $461,000, $519,000 and $246,000, in 1994, 1993 and 1992, respectively.

The Partnership has established separate defined benefit pension plans for the union employees of its Cement and Maui divisions. Benefits are based on years of service and monthly benefit rates established by the respective union agreements. The Partnership's funding policy is to contribute annually the amount required to provide for benefits attributed to service to date and also for benefits expected to be earned in the future. Contributions to the Cement division plan amounted to approximately $243,000 in 1993 and $240,000 in 1992 (nil in 1994). Contributions made to the Maui division pension plan amounted to approximately $80,000 in 1994, $66,000 in 1993, and $94,000 in 1992.

The following table sets forth the Plan's funded status and amounts recognized in the Partnership's consolidated balance sheets at June 30, 1994 and 1993:


                                     Cement     Maui      Salaried
                                   Employees  Employees   Employees   Total
1994:
Actuarial present value of benefit
obligations:
  Vested benefit obligation   $ 1,985,000     969,000   2,617,000   5,571,000
  Accumulated benefit
    obligation                $ 2,390,000   1,367,000   3,332,000   7,089,000

Projected benefit obligation
for service rendered to date   (2,390,000) (1,367,000) (4,323,642) (8,080,642)

Plan assets at fair value,
  principally listed stock and
  U. S. government obligations  2,272,085   1,063,766   2,701,240   6,037,091

Projected benefit obligation
  in excess of plan assets       (117,915)   (303,234) (1,622,402) (2,043,551)

Unrecognized net (benefit)
  obligation existing at
  inception being recognized
  over 15 years for Cement
  employees and 16 years for
  Maui employees                   99,125     (75,194)      -          23,931

Unrecognized prior service
  cost existing at July 1, 1990,
  amortized over 15 years for
  Cement employees and 13 years
  for Maui employees. For the
  salaried employees, the
  unrecognized prior service cost
  existing at July 1, 1991 is
  amortized over 9 years
                                  320,625     61,291     384,020      765,936

Unrecognized net loss (gain)
  resulting from difference
  betweem actual and expected
  asset values                   (212,256)   367,422   1,041,571    1,196,737

Additional liability
                                 (207,494)  (353,519)   (433,949)    (994,962)

Accrued pension liability    $   (117,915)  (303,234)   (630,760)  (1,051,909)


                                   Cement      Maui      Salaried
                                 Employees   Employees   Employees    Total
1993:
Actuarial present value of
benefit obligations:
  Vested benefit obligation  $ 2,052,000     860,000    2,167,000   5,079,000
  Accumulated benefit
    obligation               $ 2,471,000   1,213,000    2,759,000   6,443,000

Projected benefit obligation
  for service rendered to
  date                        (2,471,000) (1,213,000)  (3,659,033) (7,343,033)

Plan assets at fair value,
  principally listed stock
  and U. S. government
  obligations                  2,284,080     976,219    2,442,708   5,703,007

Projected benefit obligation
  in excess of plan assets
                                (186,920)   (236,781)  (1,216,325) (1,640,026)
Unrecognized net (benefit)
  obligation existing at
  inception being recognized
  over 15 years for Cement
  employees and 16 years for
  Maui employees                109,560      (82,356)      -           27,204

Unrecognized prior service
  cost existing at July 1,
  1990, amortized over 15
  years for Cement employees
  and 13 years for Maui
  employees. For the salaried
  employees, the unrecognized
  prior service cost existing
  at July 1, 1991 is amortized
  over 9 years                  349,773      71,212      448,024     869,009

Unrecognized net loss (gain)
  resulting from difference
  between actual and expected
  asset values                 (204,780)    270,254      752,920     818,394

Additional liability
                               (254,553)   (259,110)    (300,911)   (814,574)

Accrued pension liability   $  (186,920)   (236,781)    (316,292)   (739,993)


Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" requires recognition in the balance sheet of a minimum pension liability for underfunded plans. As a result of a change in actuarial assumptions, an additional liability was required in 1994 and 1993. The projected benefit obligation in 1994 and 1993 was increased to reflect future contractual benefit increases.

Net pension cost for 1994, 1993 and 1992 included the following components:


                                            Cement      Maui       Salaried
                                          Employees   Employees    Employees
1994:
Service cost representing benefits
  earned during the period              $      -        32,265       377,091
Interest cost on projected benefit
  obligation                               170,198      84,789       254,315
Return on plan assets                       (6,696)     (8,450)        4,076
Net amortization and deferral             (137,144)    (54,266)      (98,716)

Net pension cost                        $   26,358      54,338       536,766

1993:
Service cost representing benefits
  earned during the period                     -        31,220       313,652
Interest cost on projected benefit
  obligation                               202,034      72,219       190,198
Return on plan assets                     (312,734)    (72,734)     (228,180)
Net amortization and deferral              204,198      13,521       154,667

Net pension cost                        $   93,498      44,226       430,337

1992:
Service cost representing benefits
  earned during the period                  84,498      34,748       246,537
Interest cost on projected benefit
  obligation                               163,334      61,895       152,555
Return on plan assets                     (171,015)    (67,747)      (77,823)
Net amortization and deferral              103,304      21,417        28,829

Net pension cost                        $  180,121      50,313       350,098


For the salaried pension plan, the assumed discount rate, expected long-term rate of return on plan assets, and rate of increase in future compensation levels were 7 percent, 8 percent and 5 percent, respectively, in 1994, 7.5 percent, 8 percent and 5 percent, respectively, in 1993, and 8 percent, 8 percent and 5 percent, respectively, in 1992. For both the Cement and Maui employees' plans, the assumed discount rate was 7 percent, 7.5 percent and 8 percent, respectively, for 1994, 1993 and 1992, and expected long-term rate of return on plan assets was 8 percent for 1994, 1993 and 1992. There is no assumed rate of increase in future compensation levels for the cement and Maui employees' plans as benefits are based on years of service.

Beginning in 1992, participants in the Cement Employees Pension Plan were voluntarily transferred to a union administered plan resulting in no service cost in 1994 and 1993.

The Partnership participates in a union administered defined contribution pension plan for union employees of its cement and Oahu and Hawaii (Big Island) concrete and aggregate divisions which provides for stipulated contributions for each eligible employee hour worked. Partnership contributions amounted to approximately $876,000, $1,042,000 and $623,000 in 1994, 1993 and 1992, respectively.

Savings Plan

Substantially all nonbargaining salaried employees are eligible to participate in the Partnership's salaried employees savings plan which provides for the Partnership to match stipulated employee contributions. Partnership contributions amounted to approximately $106,000, $127,000 and $107,000 in 1994, 1993 and 1992, respectively.

Postretirement Benefits

In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (Statement No. 106) which changes the current practice of accounting for postretirement benefits on a cash basis by requiring accrual, during the years that the employee renders the service, of the expected cost of providing those benefits to an employee and to certain employees' beneficiaries and covered dependents. Statement
No. 106 is effective for the Partnership beginning in fiscal 1996. The initial liability may be recognized immediately upon adoption or amortized prospectively. The Partnership has not determined the effect of adoption of Statement No. 106 on its results of operations or financial condition. The Partnership currently provides postretirement medical and life insurance benefits, the cost of which is recognized as paid.

Postemployment Benefits

The Partnership does not offer postemployment benefits as defined in Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."

(8)    Sales Agreements

The Partnership has executed a sales agreement with a cement customer that provides for minimum and maximum purchase volumes. Total sales under this agreement amounted to approximately $17,865,000, $19,288,000 and $21,894,000 in 1994, 1993 and 1992, respectively.

(9)    Contingencies

The Partnership is party to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Partnership's consolidated financial position, results of operations or liquidity.

As of June 30, 1994, the Partnership has issued a standby letter of credit in the amount of approximately $251,000 on behalf of Lone Star Industries, Inc. This letter of credit was issued as a guarantee of certain insurance premiums owed to Lone Star Industries, Inc.

(10)    Concentration of Credit Risk

Substantially all of the Partnership's business activity is with customers located in the state of Hawaii. Substantially all of the financial instruments reflected on the consolidated balance sheets are based in the state of Hawaii.














Independent Auditors' Report







To the Partners
Hawaiian Cement:

Under date of August 17, 1994, we reported on the consolidated balance sheets of Hawaiian Cement (a partnership) and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of income, changes in partners' capital, and cash flows for the years then ended, as contained in the annual report on Form 10-K filed by Lone Star Industries, Inc. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related 1994 and 1993 consolidated financial statement schedules contained in the annual report on Form 10-K filed by Lone Star Industries, Inc. These financial statement schedules are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. The consolidated statements of income, changes in partners' capital, and cash flows of Hawaiian Cement and subsidiary for the year ended June 30, 1992, and the related financial statement schedules were audited by other auditors whose report thereon dated August 18, 1992, expressed an unqualified opinion on those consolidated statements and financial statement schedules.

In our opinion, such 1994 and 1993 financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.





KPMG Peat Marwick LLP

Honolulu, Hawaii
August 17, 1994









REPORT OF INDEPENDENT ACCOUNTANTS



Our report on the 1992 consolidated financial statements of Hawaiian Cement
(a partnership) is included in this Form 10-K/A. In connection with our audit of such 1992 financial statements, we have also audited the 1992 financial statement Schedules V, VI, VIII, IX and X included in the Form 10-K/A.

In our opinion, the 1992 finanical statement schedules referred to above, when considered in relation to basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.



Coopers & Lybrand

Honolulu, Hawaii
August 18, 1992

















Schedule V


HAWAIIAN  CEMENT
AND  SUBSIDIARY

Property, Plant and Equipment

Years Ended June 30, 1994 and 1993 and 1992


                  Balance at                                        Balance at
                  Beginning   Additions                   Other       End
                  of Year     at Cost    Retirements    Changes     of Year

Classification

1994:
Land          $ 13,095,130  1,000,122(1)       -          -        14,095,252
Leasehold
  Interest         614,326       -             -          -           614,326
Buildings and
  Equipment     83,048,070  3,903,054   (129,955)   690,224 (3)    87,511,393
Automobiles
  and Trucks    12,690,097    332,024   (158,022)  (690,224)(3)    12,173,875
Construction
  in Progress    2,913,669  3,499,425(4)      -   (4,481,501)(4)(5) 1,931,593

            $  112,361,292  8,734,625   (287,977) (4,481,501)     116,326,439

1993:
Land            13,095,130      -           -         -            13,095,130
Leasehold
  Interest         614,326      -           -         -               614,326
Buildings and
  Equipment     72,276,824 11,999,923 (1,228,677)     -            83,048,070
Automobiles
  and Trucks    12,030,407    881,756   (222,066)     -            12,690,097
Construction
  in Progress    6,447,547  5,681,653(4)     -   (9,215,531)(4)(5)  2,913,669

            $  104,464,234 18,563,332 (1,450,743) (9,215,531)     112,361,292





HAWAIIAN  CEMENT
AND  SUBSIDIARY

Property, Plant and Equipment, Continued


               Balance at                                          Balance at
               Beginning    Additions                   Other         End
               of Year      at Cost     Retirements    Changes       of Year

Classification

1992:

Land         $ 3,140,000   9,955,130(1)       -           -         13,095,130
Leasehold
  Interest     1,814,326       -        (1,200,000)(2)    -            614,326
Buildings and
  Equipment   64,564,371   8,084,563      (366,101)      (6,009)    72,276,824
Automobiles
  and Trucks  11,247,378     790,143       (13,123)       6,009     12,030,407
Construction
  in Progress  2,586,058   8,146,453(4)        -   (4,284,964)(4)(5) 6,447,547

            $ 83,352,133  26,976,289    (1,579,224)  (4,284,964)   104,464,234


(1)	Represents purchase of land at Campbell plant at cost.

(2)	Included in leasehold interest at June 30, 1991 is a license to quarry in Waikapu, Maui, acquired in the purchase of Maui Concrete and Aggregate in 1988. The purchase price assigned to the quarry of $1,200,000 was being amortized on a per ton of aggregates-produced basis over the life of the lease which expires in 1999. The unamortized allocated purchase price at June 30, 1991 was $856,000. During fiscal 1992, the Partnership abandoned the quarry. Accordingly, the Partnership wrote off the remaining unamortized value of the license of approximately $814,000 and other costs related to the abandonment of the Waikapu Quarry of approximately $275,000.

(3)	Represents the reclassification of assets.

(4)	Construction in progress accounts are used as "cost accumulation" accounts prior to capitalizing and reclassifying items as property, plant or equipment.

(5)	Represents amortization of stripping costs.  Quarry development (stripping)
costs are deferred and amortized based on tons produced.  Net quarry development costs are included in construction in progress.





Schedule VI


HAWAIIAN  CEMENT
AND  SUBSIDIARY

Accumulated Depreciation, Depletion
and Amortization of Property, Plant and Equipment

Years Ended June 30, 1994, 1993 and 1992



              Balance at  Changes to                             Balance at
              Beginning    Cost and                     Other       End
               of Year    Expenses    Retirements     Changes     of Year

Classification

1994:
Leasehold
  Interest   $  125,432      15,357         -             -         140,789
Buildings and
  Equipment  33,167,970   5,420,371    (129,955)          -      38,458,386
Automobiles and
  Trucks      8,221,227   1,361,771    (158,022)          -       9,424,976
Construction in
  Progress        -         282,636(1)      -        (282,636)(1)      -

           $ 41,514,629   7,080,135    (287,977)     (282,636)   48,024,151

1993:
Leasehold
  Interest      110,072      15,360        -              -         125,432
Buildings and
  Equipment  28,791,723   5,613,703  (1,237,456)          -      33,167,970
Automobiles and
  Trucks      7,439,411     995,103    (213,287)          -       8,221,227
Construction in
  Progress        -         336,835(1)      -         (336,835)(1)     -

           $  36,341,206   6,961,001  (1,450,743)      (336,835)  41,514,629



HAWAIIAN  CEMENT
AND  SUBSIDIARY

Accumulated Depreciation, Depletion
and Amortization of Property, Plant and Equipment, Continued




            Balance at    Changes to                               Balance at
            Beginning      Cost and                    Other        End
             of Year       Expenses     Retirements   Changes     of Year

Classification

1992:
Leasehold
  Interest    $  438,771      57,317      (386,016)       -          110,072
Buildings and
  Equipment   23,550,252   5,333,058       (91,587)       -       28,791,723
Automobiles and
  Trucks       7,067,606     384,928       (13,123)       -        7,439,411
Construction in
  Progress         -         204,430(1)        -      (204,430)(1)     -

           $  31,056,629   5,979,733      (490,726)   (204,430)   36,341,206


(1)	Represents amortization of stripping costs.  Quarry development (stripping)
costs are deferred and amortized based on tons produced.  Net quarry development costs are included in construction in progress.




Schedule VIII


HAWAIIAN  CEMENT
AND  SUBSIDIARY

Valuation and Qualifying Accounts

Years Ended June 30, 1994, 1993 and 1992






                                 Additions
               Balance at   Charged to   Charged                  Balance at
               Beginning    Costs and    to Other                  End of
               of Year      Expenses    Accounts(2)  Deductions(1)  Year
1994:
Allowance for
 doubtful accounts
 deducted from
 trade accounts
 receivable   $  552,830     48,370         -          43,657      557,543

1993:
Allowance for
 doubtful accounts
 deducted from
 trade accounts
 receivable   $  425,000    114,300       15,330       1,800       552,830

1992:
Allowance for
 doubtful accounts
 deducted from
 trade accounts
 receivable   $  408,000    101,000       29,000     113,000      425,000


(1)	Deductions in 1994, 1993 and 1992 represent accounts charged off.
(2)	Represents reserves related to service charges.




Schedule IX


HAWAIIAN  CEMENT
AND  SUBSIDIARY

Short-Term Borrowings

Years Ended June 30, 1994, 1993 and 1992



                                           Maximum     Average     Weighted
                                Weighted    Amount      Amount      Average
                      Balance   Average  Outstanding  Outstanding  Interest
                     at end of  Interest  During the  During the   Rate During
                       Year       Rate       Year      Year (2)    the Year (3)

Category

1994:
Bank Loans (1)    $ 4,500,000    5.688%  $  8,000,000   5,300,000      5.38%

1993:
Bank Loans(1)     $ 8,000,000    4.125%  $ 13,000,000  10,500,000      4.92%

1992:
Bank Loans(1)     $13,000,000   4.9375%  $ 24,000,000  17,750,000      6.09%


(1)	Represents certain borrowings under lines of credit or bank notes which have maturities of three months or less.

(2)	Average amount outstanding during the year is computed by dividing the total outstanding at each month-end by twelve.

(3)	Average interest rate for the year is computed by dividing short-term interest expense by the average short-term debt outstanding.





Schedule X


HAWAIIAN  CEMENT
AND  SUBSIDIARY

Supplementary Income Statement Information

For the Years Ended June 30, 1994, 1993 and 1992





                                                              Charged to
      Description                                          Costs and Expenses

1994 Maintenance and Repairs                                $  3,270,674

1993 Maintenance and Repairs                                $  4,119,924

1992 Maintenance and Repairs                                $  4,620,655


Other items requiring disclosure are not shown as they individually are less than 1 percent of net sales except for depreciation and amortization expense which is presented in the consolidated statements of cash flows.